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                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                    -------------------------------------

                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934


Date of Report  (Date of earliest event reported): May 6, 1996

                             TCSI Corporation
         (Exact name of registrant as specified in its charter)

         Nevada                    0-19377                 68-0140975
(State of incorporation)         (Commission             (IRS Employer
                                 File Number)          Identification No.)

2121 Allston Way, Berkeley, California                       94704
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code:  (510) 649-3700

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Item 5.  Other Events.

         On May 6, 1996, TCSI Corporation issued a press release, a copy of which is filed herewith as Exhibit 28.


                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TCSI Corporation


By:/s/Paul A. Farmer
   -----------------
Paul A. Farmer
Chief Financial Officer

Date: May 6, 1996

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                             INDEX TO EXHIBITS


28.  Press Release, dated May 6, 1996

            TCSI APPOINTS NEW DIRECTOR OF INTERNATIONAL SALES


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For additional information contact:

TCSI Corporation
Press Inquiries:
Holly McArthur - (510) 420-5787


              TCSI APPOINTS NEW DIRECTOR OF INTERNATIONAL SALES

BERKELEY, California - May 6, 1996 - TCSI Corporation (NASDAQ:TCSI), a global provider of software to the Telecom industry, announced today the appointment of Daniel M. Rubin as director of international sales for its Personal Communications Group. Mr. Rubin will be responsible for identifying and developing new business with foreign semiconductor manufacturers for the company's standards-compliant cellular software.

"Dan Rubin has demonstrated success in international business development and marketing across a wide area of the Telecom industry, both in Asia and in Europe," said Hatch Graham, senior vice president and general manager of TCSI's Personal Communications Group. "We are confident that Dan's extensive background and experience in establishing major international business accounts and seeking out new telecom opportunities will be instrumental in our sales and marketing success throughout the world."

Prior to joining TCSI, Rubin was in charge of domestic and international marketing for a distributor of military and commercial communications equipment and telecom services. Previously, Rubin held a number of positions in various areas of international business, strategic investment, and planning and marketing in Far East operations for major trans-continental corporations. Rubin holds a B.A. in Political Science with a concentration in International Relations from the University of California, Los Angeles. He has also attended the Mandarin Training Center and New Asia College at the Chinese University of Hong Kong.


TCSI Corporation

TCSI Corporation provides object-oriented, software products, services, and solutions to the Telecom industry worldwide. Service Providers and equipment manufacturers deploy TCSI's software to enable a range of customer services, automated processes, and the management of broadband, wireless, and intelligent networks. Based in Northern California, TCSI has offices in North America, Europe, and the Pacific Rim. The Company reported revenues of $55.4 million in 1995 and $18.5 million in the first quarter of 1996.

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